Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

HARBORONE BANCORP, INC.

MASSACHUSETTS ACQUISITIONS, LLC

and

COASTWAY BANCORP, INC.

Dated as of March 14, 2018

The Agreement and Plan of Merger (the “Agreement”) contains representations, warranties and covenants that were made only for purposes of the Agreement and as of specific dates; were solely for the benefit of the parties to the Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the parties to the Agreement, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by the parties.

i

3.23	Regulatory Capitalization	25
3.24	Loans; Nonperforming and Classified Assets	25
3.25	Deposits	27
3.26	Investment Securities	27
3.27	Investment Management; Trust Activities	27
3.28	Derivative Transactions	28
3.29	Repurchase Agreements	28
3.30	Deposit Insurance	28
3.31	CRA, Anti-money Laundering and Customer Information Security	28
3.32	Transactions with Affiliates	30
3.33	Brokers; Opinion of Financial Advisor	30
3.34	ESOP	30

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER LLC		31
4.1	Making of Representations and Warranties	31
4.2	Organization, Standing and Authority	31
4.3	Corporate Power	32
4.4	Corporate Authority	32
4.5	Non-Contravention	32
4.6	Regulatory Capitalization	33
4.7	CRA, Anti-money Laundering and Customer Information Security	33
4.8	Financial Statements	34
4.9	Sufficient Funds	34
4.10	Litigation; Regulatory Action	34
4.11	Compliance with Laws. Buyer and each of its Subsidiaries	35

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS		35
5.1	Company Forbearances	35
5.2	Forbearances of Buyer and Merger LLC	39

ARTICLE VI - ADDITIONAL AGREEMENTS		39
6.1	Stockholder Approval	39
6.2	Proxy Statement	40
6.3	Press Releases	41
6.4	Access; Information	41
6.5	No Solicitation	42
6.6	Company Recommendation	44
6.7	Takeover Laws	46
6.8	Regulatory Applications; Filings; Consents	46
6.9	Indemnification; Directors’ and Officers’ Insurance	47
6.10	Employees and Benefit Plans	47
6.11	Notification of Certain Matters	50
6.12	Financial Statements and Other Current Information	50
6.13	Certain Tax Matters	50
6.14	Certain Litigation	50
6.15	Section 16 Votes	51

ii

6.16	Classified Loans	51
6.17	Leases	51
6.18	Reasonable Best Efforts	51
6.19	No Appraisal Rights	51
6.20	Company Bank Charitable Foundation	51

ARTICLE VII - CONDITIONS TO CONSUMMATION OF THE MERGER		52
7.1	Conditions to Each Party’s Obligations to Effect the Merger	52
7.2	Conditions to the Obligations of Buyer and Merger LLC	52
7.3	Conditions to the Obligations of the Company	53
7.4	Frustration of Closing Conditions	54

ARTICLE VIII - TERMINATION		54
8.1	Termination	54
8.2	Effect of Termination and Abandonment	55

ARTICLE IX - MISCELLANEOUS		56
9.1	Survival	56
9.2	Certain Definitions	56
9.3	Waiver; Amendment	64
9.4	Expenses	65
9.5	Notices	65
9.6	Understanding; No Third Party Beneficiaries	66
9.7	Assignability; Binding Effect	66
9.8	Headings; Interpretation	66
9.9	Counterparts	66
9.10	Governing Law	66
9.11	Specific Performance	67
9.12	Entire Agreement	67
9.13	Severability	67

iii

AGREEMENT AND PLAN OF MERGER, dated as of March 14, 2018 (this “Agreement”), by and among HarborOne Bancorp, Inc., a Massachusetts corporation (“Buyer”), Massachusetts Acquisitions, LLC, a Maryland limited liability company of which Buyer is the sole member (“Merger LLC”), and Coastway Bancorp, Inc., a Maryland corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Buyer and the Company and the managing member of Merger LLC have determined that it is in the best interests of their respective corporations and shareholders or sole member to enter into this Agreement and to consummate the strategic business combination provided for herein;

WHEREAS, as a condition to the willingness of Buyer and Merger LLC to enter into this Agreement, each of the directors and executive officers of the Company (the “Voting Agreement Stockholders”) has entered into a Voting Agreement, dated as of the date hereof, with Buyer (each a “Voting Agreement”), pursuant to which each Voting Agreement Stockholder has agreed, among other things, to vote such Voting Agreement Stockholder’s shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement;

WHEREAS, Buyer, Merger LLC, and the Company intend to effect a merger (the “Merger”) of Merger LLC with and into the Company in accordance with this Agreement and the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act, as amended (the “MLLCA”), with the Company to be the surviving entity in the Merger. The Merger will be followed immediately by a merger of the Company with and into Buyer (the “Upstream Merger”), with the Buyer to be the surviving entity in the Upstream Merger. It is intended that the Merger be mutually interdependent with and a condition precedent to the Upstream Merger and that the Upstream Merger shall, through the binding commitment evidenced by this Agreement, be effected immediately following the Effective Time (as defined below) without further approval, authorization or direction from or by any of the parties hereto; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I - THE MERGER

1.1                   The Merger. Subject to the terms and conditions of this Agreement, in accordance with the MGCL and the MLLCA, and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, Merger LLC shall merge with and into the Company, the separate corporate existence of Merger LLC shall cease and the Company shall survive (the Company, as the surviving entity of the Merger, being sometimes referred to herein as the “Interim Surviving Corporation”).

1.2                   Effective Time. On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, the Company and Merger LLC shall execute and file with the Maryland State Department of Assessments and Taxation articles of merger in a form reasonably satisfactory to Buyer, Merger LLC and the Company, in accordance with the MGCL and the MLLCA (the “Initial Articles of Merger”). The Merger shall become effective on the date of such filings or at the time and date specified therein (the “Effective Time”).

1.3                   Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the MGCL and the MLLCA.

1.4                   Upstream Merger. Immediately following the Merger, in accordance with the Massachusetts Business Corporation Act (“MBCA”) and the MGCL, the Company will merge with and into Buyer in the Upstream Merger, the separate existence of the Company will cease and Buyer shall continue its corporate existence under its Articles of Organization, Bylaws and the laws of the Commonwealth of Massachusetts (Buyer, as the surviving corporation in the Upstream Merger, being sometimes referred to herein as the “Surviving Corporation”).

1.5                   Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place by mail or electronic delivery, or, at the option of Buyer, at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210, on a date to be specified by the parties, which shall be no later than three Business Days (as defined in Section 9.2) after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof, such day being referred to herein as the “Closing Date.” Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Buyer, the Company and Merger LLC.

1.6                   Charter and Bylaws.

(a)                                The Charter of the Company, as in effect immediately prior to the Effective Time, shall be the Charter of the Interim Surviving Corporation as amended by the Initial Articles of Merger. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Interim Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

(b)                                The Articles of Organization of Buyer, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

1.7                   Directors of the Interim Surviving Corporation and the Surviving Corporation. The directors of the Company immediately prior to the Effective Time shall be the directors of the Interim Surviving Corporation, each of whom shall serve in accordance with the Charter and Bylaws of the Interim Surviving Corporation. The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of whom shall serve in accordance with the Charter and Bylaws of the Surviving Corporation.

1.8                   Officers of the Interim Surviving Corporation and the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Interim Surviving Corporation, each to hold office in accordance with the Charter and Bylaws of the Interim Surviving Corporation. The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and Bylaws of the Surviving Corporation.

1.9                   Bank Merger. Buyer intends to cause the merger of Coastway Community Bank (the “Company Bank”) with and into HarborOne Bank (“Buyer Bank”), with Buyer Bank as the surviving institution (the “Bank Merger”), the Bank Merger occurring contemporaneously with the Merger and the Upstream Merger. Subject to the foregoing and, as determined by Buyer in Buyer’s sole discretion, following the execution and delivery of this Agreement, Buyer will cause Buyer Bank, and the Company will cause the Company Bank, to execute and deliver an agreement and plan of merger in respect of the Bank Merger.

ARTICLE II - MERGER CONSIDERATION;
EXCHANGE PROCEDURES

2.1                   Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, the Company and Merger LLC or any stockholder of the Company:

(a)                                Each share of common stock, par value $0.01 per share, of Buyer (“Buyer Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(b)                                Each membership interest of Merger LLC immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c)                                 Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Buyer Company Stock) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive $28.25 in cash, without interest (the “Merger Consideration”).

2.2                   Rights as Stockholders; Stock Transfers. All shares of Company Common Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate or direct registration statement (a “Certificate”) previously evidencing such shares shall thereafter represent only the right to receive, for each such share of Company Common Stock, the Merger Consideration. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than the right to receive the Merger

Consideration as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.

2.3                   Exchange Procedures.

(a)                                On or before the Closing Date, for the benefit of the holders of Certificates, Buyer shall deliver, or shall cause to be delivered, to a bank or trust company designated by Buyer and reasonably satisfactory to the Company (the “Exchange Agent”), an aggregate amount of cash sufficient to pay the aggregate Merger Consideration payable under Section 2.1(c) (such cash being hereinafter referred to as the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make all such payments, Buyer shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments.

(b)                                As promptly as practicable following the Effective Time but in no event later than five (5) Business Days after the Effective Time, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates, a form of letter of transmittal in a form reasonably satisfactory to the Buyer and the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Section 2.1(c) of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing that amount of cash to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Section 2.1. No interest shall be paid or accrued on any cash constituting Merger Consideration.

(c)                                 The Exchange Agent or Buyer, as the case may be, shall not be obligated to deliver cash to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.3, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer or the Exchange Agent.

(d)                               Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for twelve months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any stockholders of the Company who have not theretofore complied with Section 2.3(b) shall thereafter look only to Buyer for the Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed on or before the day prior to the date on which such cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(e)                                 Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

2.4                   Options and Other Stock-Based Awards.

(a)                                Each option to purchase Company Common Stock (collectively, the “Company Stock Options”) granted under the Coastway Bancorp, Inc. 2015 Equity Incentive Plan, as amended (the “Company Equity Plan”), whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, be canceled and, as of the Effective Time, the Company shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in such Company Stock Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock provided for in such Company Stock Option, which cash payment shall be made without interest and shall be net of all applicable withholding taxes. At the Effective Time, the Company Equity Plan shall terminate and shall be of no further force and effect and shall be deemed to be deleted. The Company shall take all actions necessary in order to effect the provisions of this Section 2.4, including, without limitation, seeking all necessary approvals and providing any notices required under the Company Equity Plan.

(b)                                As of the Effective Time, all restricted stock awards granted under the Company Equity Plan shall vest in full so as to no longer be subject to any forfeiture or vesting requirements, and all such shares of Company Common Stock shall be considered outstanding shares for all purposes of this Agreement, including, without limitation, for purposes of the right to receive the Merger Consideration with respect thereto.

(c)                                 The Company and the Board of Directors of the Company (the “Company Board”) (or, if appropriate, any committee thereof administering the Company Equity Plan) shall adopt such resolutions or take such other necessary or appropriate actions in order to effect the foregoing provisions of this Section 2.4.

2.5                   Reservation of Right to Revise Structure. Buyer may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (a) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock or Company Stock Options as Merger Consideration as contemplated in this Agreement, (b) reasonably be expected to materially impede or delay consummation of the Merger, (c) require submission to or approval of the Company’s stockholders after receipt of the approval of a majority of the outstanding shares of Company Common Stock in order to consummate the Merger and the transactions contemplated hereby (the “Company Stockholder Approval”) or (d) result in materially adverse tax consequences to be realized by the stockholders of the Company. In the event that Buyer elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1                   Making of Representations and Warranties.

(a)                                As a material inducement to Buyer and Merger LLC to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby makes to Buyer and Merger LLC the representations and warranties contained in this Article III. Disclosure of any information, agreement, or other item in a Company Disclosure Schedule referenced by a particular section in this Agreement shall be deemed to qualify any other section of this Agreement specifically referenced or cross-referenced and other sections of this Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific reference or cross-reference) from a reading of the disclosure that such disclosure applies to such other sections.

(b)                                On or prior to the date hereof, the Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company’s representations and warranties contained in this Article III.

3.2                   Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and the regulations of the Board of Governors of the Federal Reserve System (the “FRB”) promulgated thereunder. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.2 of the Company Disclosure Schedule. The Company has made an election to be a financial holding company pursuant to 12 U.S.C.§ 1843(l), which election has become effective and has not been withdrawn or revoked. None of the circumstances described in 12 U.S.C. § 1843(m)(1) are applicable to the Company or any of its Subsidiaries.

3.3                   Capitalization.

(a)                                As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding, 50,000,000 shares of common stock, par value $0.01 per share, of which 4,386,351 shares are issued and outstanding, including 35,801 shares of outstanding Company restricted stock awards. In addition, as of the date hereof, there are 110,338 shares of Company Common Stock reserved for issuance upon exercise of outstanding Company Stock Options and there are 393,004 shares of Company Common Stock held by the ESOP, of which 332,585 shares of Company Common Stock are unallocated. The outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable, and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights and the Company Board has not granted or approved any such preemptive or similar rights). Except as set forth on Schedule 3.3(a) of the Company Disclosure Schedule, there are no additional shares of the Company’s capital stock authorized or reserved for issuance, the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. Except for the Voting Agreements, there are no agreements to which the Company is a party with respect to the voting, sale or transfer, or registration of any securities of the Company. Except as set forth on Schedule 3.3(a) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no agreements among other parties, to which the Company is not a party, with respect to the voting or sale or transfer of any securities of the Company. All of the issued and outstanding shares of Company Common Stock were issued in compliance with applicable securities laws.

(b)                                Except as set forth on Schedule 3.3(b) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.

(c)                                 Schedule 3.3(c)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, for each Company Stock Option and each Company restricted stock award, the name of the grantee, the date of grant, the type of grant, the status of any option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each award, the vesting schedule of each award, the number of shares of

Company Common Stock that are currently exercisable or vested with respect to such award, the expiration date, and the exercise price per share for each option grant.

3.4                   Subsidiaries.

(a)                                (i) Schedule 3.4(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of the Company’s Subsidiaries are or may become required to be issued (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly-owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities, and (vi) all of the equity securities of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”).

(b)                                Except as set forth on Schedule 3.4(b) of the Company Disclosure Schedule, the Company does not own (other than in a bona fide fiduciary capacity for persons other than those described in 12 U.S.C. § 1841(g)(2) or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c)                                 Each of the Company’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.4(c) of the Company Disclosure Schedule.

(d)                                Except as disclosed on Schedule 3.4(c), each of the Company’s Subsidiaries is engaged solely in activities that are permissible for a subsidiary of a bank holding company that has made an election to be a financial holding company and of the Company’s Subsidiaries that is a Subsidiary of the Company Bank is engaged solely in activities that are permissible for the Company Bank at locations where the Company Bank may engage in such activities and subject to the same requirements as would apply to such activities if conducted by the Company Bank.

3.5                   Corporate Power. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and the Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of Regulatory Approvals (as defined in Section 9.2) and the Company Stockholder Approval.

3.6                   Corporate Authority.

(a)                                This Agreement and the transactions contemplated hereby, subject to the Company Stockholder Approval, have been authorized by all necessary corporate action of the Company and the Company Board. The Company Board (i) unanimously approved the Merger and this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Company Common Stock, (ii) directed that the Merger be submitted for consideration at a meeting of the stockholders of the Company, and (iii) unanimously resolved to recommend that the holders of Company Common Stock vote for the approval of the Merger at a meeting of the stockholders of the Company (the “Company Recommendation”). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Merger LLC and Buyer, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity). The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of any class of capital stock of the Company required by the MGCL, the Charter of the Company or the Bylaws of the Company to approve this Agreement, the Merger and the transactions contemplated hereby.

(b)                                In connection with the Merger and the transactions contemplated by this Agreement, holders of shares of Company Common Stock are not entitled to any rights of an objecting stockholder provided under Title 3, Subtitle 2 of the MGCL, “appraisal”, dissenters”, rights to receive “fair value” for stock, or any other similar rights under the MCGL or otherwise.

3.7                   Non-Contravention.

(a)                                Subject to the receipt of the Regulatory Approvals and the compliance with any conditions contained therein, the receipt of the affirmative vote of the majority of the outstanding shares of Company Common Stock, the filing of the Articles of Merger with the Maryland State Department of Assessments and Taxation, the filing of the Articles of Merger with the Secretary of the Commonwealth and the non-objection to the mailing of the Company Proxy Statement by the Securities and Exchange Commission (the “SEC”), and except as set forth on Schedule 3.7(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by the Company will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company’s Charter or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority (as defined in Section 9.2)

under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement, except, in the case of clause (i), for breaches or violations individually or in the aggregate, which will not reasonably be expected to have a Company Material Adverse Effect.

(b)                                As of the date hereof, the Company has no Knowledge of any reasons relating to the Company or the Company Bank (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement, or (ii) why any Burdensome Condition (as defined in Section 6.8) would be imposed.

3.8                   Charter; Bylaws; Corporate Records. The Company has made available to Merger LLC and Buyer a complete and correct copy of its Articles of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. The Company is not in material violation of any of the terms of its Charter or Bylaws. The minute books of the Company and each of its Subsidiaries contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective stockholders and boards of directors (including committees of their respective boards of directors).

3.9                   Compliance with Laws. The Company and each of its Subsidiaries:

(a)                                since January 1, 2015, has been in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act, CRA, and other applicable federal, state, local and foreign laws regulating lending, and all other applicable fair lending laws and other laws relating to discriminatory business practices and record retention (“Finance Laws”). In addition, there is no pending or, to the Knowledge of the Company, threatened charge by any Governmental Authority that any of the Company and its Subsidiaries has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws;

(b)                                has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted except where the failure to have obtained or possess such permits, licenses, authorizations, orders or approvals (or the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, and to the Knowledge of the Company, no suspension or cancellation of any such necessary permit, license, authorization, order and approval is threatened; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened; and

(c)                            has not received, since January 1, 2015, a written notification or, to the Knowledge of the Company, any other communication from any Governmental Authority (i) asserting that the Company or its Subsidiary is not in material compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance, or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely.

3.10            Litigation; Regulatory Action.

(a)                           No litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, (i) no such litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b)                           Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the Federal Deposit Insurance Corporation (“FDIC”) and the Rhode Island Department of Business Regulation (the “RIDBR”)) or the supervision or regulation of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been subject to any order or similar directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c)                            Neither the Company nor any of its Subsidiaries has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

3.11            Financial Reports and Regulatory Reports.

(a)                           The Company has previously delivered to Buyer true, correct and complete copies of the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2017, 2016 and 2015 and the related consolidated statements of net income, stockholders’ equity and cash flows for the fiscal years 2015 through 2017, inclusive, in each case accompanied by the audit report of the Company’s independent registered public accounting firm. The consolidated financial statements referred to in this Section 3.11 (including the related notes and schedules, where applicable, the “Company Financial Statements”) fairly present in all material respects, and the financial statements referred to in Section 6.12 will fairly present in all material respects, the consolidated results of operations and consolidated financial condition of the Company and its subsidiaries for the respective fiscal years or as of the respective dates therein set forth, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against on the most recent audited consolidated balance sheet of the Company and its subsidiaries as of December 31, 2017, as set forth in the Company’s call report for the period ended December 31, 2017 (the “Company Balance Sheet”) or incurred in the ordinary course of business consistent with past practice or in connection with this Agreement, since December 31, 2017, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                           The Company and its subsidiaries maintain internal controls which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its subsidiaries, (iii) access to assets of the Company and its subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and its subsidiaries is compared with existing assets at regular intervals, and (v) assets and liabilities of the Company and its subsidiaries are recorded accurately in the Company’s financial statements.

(c)                            Since January 1, 2015, the Company and the Company Bank have duly and timely filed with the FRB, the FDIC, the RIDBR and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable laws and regulations.

3.12            Absence of Certain Changes or Events. Except as set forth on Schedule 3.12 of the Company Disclosure Schedule or in the Company Financial Statements, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2017, there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company’s independent registered public accounting firm, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice or with respect to shares tendered in payment for the exercise of stock options or withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or upon the exercise of stock options, (iv) establishment or amendment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to any directors or executive officers of the Company or any of its Subsidiaries, or any contract or arrangement entered into to make or grant any severance or termination pay, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Company or any of its Subsidiaries, or (v) any material change in the credit policies or procedures of the Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect.

3.13            Taxes and Tax Returns. For purposes of this Section 3.13, any reference to the Company or its Subsidiaries shall be deemed to include a reference to the Company’s predecessors or the predecessors of its Subsidiaries, respectively, and any reference to the Company shall be deemed to include its Subsidiaries, including any predecessors of its Subsidiaries, except where explicitly inconsistent with the language of this Section 3.13. Except as set forth on Schedule 3.13 of the Company Disclosure Schedule:

(a)                           The Company and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of the Company and which the Company is contesting in good faith. The Company is not the beneficiary of any extension of time within which to file any Tax Return and neither the Company nor any of its Subsidiaries currently has any open tax years ending before December 31, 2014. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(b)                           The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)                            No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or, to the Company’s Knowledge, are pending with respect to the Company. Other than with respect to audits that have already been completed and resolved, the Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company.

(d)                           The Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2014. The Company has delivered to Buyer correct and complete copies of all examination reports, letter rulings, technical advice memoranda, and similar documents, and statements of deficiencies assessed against or agreed to by the Company filed for the years ended on or after December 31, 2014. The Company has timely and properly taken such actions in response to and, in compliance with notices, the Company has received from the Internal Revenue Service (“IRS”) in respect of information reporting and backup and nonresident withholding as are required by law.

(e)                            The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)                             The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sections 6662 or 6662A and has not participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than the Company) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)                            The unpaid Taxes of the Company (i) did not, as of December 31, 2017, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of the Company in filing its Tax Returns. Since December 31, 2017, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h)                           The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law)

executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election with respect to the discharge of indebtedness under Section 108(i) of the Code; or (vii) any similar election, action, or agreement except in the ordinary course of business.

(i)                               The Company has not distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

3.14            Employee Benefit Plans.

(a)                           Schedule 3.14(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of every Employee Program (as defined below) that is maintained by the Company or any ERISA Affiliate (as defined below) or with respect to which the Company or any ERISA Affiliate has or may have any liability (the “Company Employee Programs”).

(b)                           True, complete and correct copies of the following documents, with respect to each Company Employee Program, where applicable, have previously been made available to Buyer: (i) all material documents embodying or governing such Company Employee Program and any funding medium for the Company Employee Program; (ii) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; (iii) the most recent IRS determination or opinion letter; (iv) the two most recently filed IRS Forms 5500; (v) the most recent actuarial valuation report; (vi) the most recent summary plan description and all modifications thereto; and (vii) all non-routine correspondence to and from any state or federal agency.

(c)                            Each Company Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Program to lose such qualification.

(d)                           Each Company Employee Program is, and has been operated, in material compliance with applicable laws and regulations and is and has been administered in accordance with applicable laws and regulations and with its terms, in each case, in all material respects. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Program or any fiduciary or service provider thereof. All payments and/or contributions required to have been made with respect to all Company Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Company Employee Program and applicable law and with respect to any such contributions, premiums, or other payments required to be made under or with respect to any Company Employee Program that are not yet due or payable, to the extent required by GAAP, adequate reserves are reflected on the Company Balance Sheet. The Company Employee Programs satisfy in all material respects the minimum coverage and discrimination requirements under the Code.

(e)                            Except as set forth on Schedule 3.14 of the Company Disclosure Schedule, no Company Employee Program is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA (as defined below)) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code and neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.

(f)                             Neither the Company nor any ERISA Affiliate maintains or contributes to, or within the past six years has maintained or contributed to, any Employee Program that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan (as defined below).

(g)                            Except as set forth on Schedule 3.14 of the Company Disclosure Schedule, none of the Company Employee Programs provides health care or any other non-pension welfare benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and the Company has never promised to provide such post-termination benefits.

(h)                           Except as set forth on Schedule 3.14 of the Company Disclosure Schedule, each Company Employee Program may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Program has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Program. Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Program or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Program. Each asset held under each Company Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.

(i)                               The per share exercise price of each Option is no less than the fair market value of a share of Company Common Stock on the date of grant of such Option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code. Each Company Employee Program that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Program is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(j)                              No Company Employee Program is subject to the laws of any jurisdiction outside the United States.

(k)                           Except as set forth on Schedule 3.14(k) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, the Company Stockholder Approval, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) limit the right of the Company or any of its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Employee Program or related trust; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or an ERISA Affiliate. Schedule 3.14(k) of the Company Disclosure Schedule lists the Company’s “disqualified individuals” for purposes of Section 280G of the Code.

(l)                               For purposes of this Agreement:

(i)                                     “Employee Program” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs, agreements or arrangements, supplemental income arrangements, supplemental executive retirement plans or arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(ii)                                  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii)                               An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers any current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).

(iv)                              An entity is an “ERISA Affiliate” of the Company (or other entity if the context of this Agreement requires) if it would have ever been considered a single employer with the Company (or other entity if the context of this Agreement requires) under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

(v)                                 “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

3.15            Labor Matters. There are no labor or collective bargaining agreements to which the Company or its Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiary (other than routine employee grievances that are not related to union employees). The Company and its Subsidiary is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither the Company nor its Subsidiary is a party to, or bound by, any agreement for the leasing of employees. Schedule 3.15 contains a complete and accurate list of all employees of the Company or any Subsidiary employees  as of the date of this Agreement, setting forth for each employee: his or her position or title; whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or other rates of compensation; and date of hire. Except as set forth in Schedule 3.15, in the past 12 months, to the Knowledge of the Company, no officer with the title of vice president or above of the Company or any Subsidiary has expressed any plans to terminate his or her employment with the Company.

3.16            Insurance. The Company and each of its Subsidiaries is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.16 of the Company Disclosure Schedule lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof, including, without limitation, any bank-owned life insurance policies (“BOLI”). Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, all of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the Knowledge of the Company, no such claim has been denied. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The value of the BOLI set forth on Schedule 3.16 of the Company Disclosure Schedule is fairly and accurately reflected on the Company Balance Sheet. Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, the BOLI, and any other life insurance policies on the lives of any current and former officers and directors of the Company and its Subsidiaries that are maintained by the Company or any such Subsidiary or otherwise reflected on the Company Balance Sheet are, and will at the Effective Time be, owned by the Company or such Subsidiary, as the case may be, free and clear of any claims thereon by the officers, directors or members of their families. Any BOLI policy owned by the Company or any Subsidiary of the Company complies with the requirements of 12 C.F.R. § 248.10(c)(7) or, in the case of a BOLI policy owned by the Company Bank, 12 C.F.R. § 351.10(c)(7).

3.17            Environmental Matters.

(a)                           Except as would not reasonably be likely, either individually or in the aggregate, to have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries and each property owned, leased or operated by any of them (the “Company Property”) and, (ii) the Company Loan Properties (as defined below), are, and have been, in compliance with all Environmental Laws (as defined below).

(b)                           There is no suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened, in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, noncompliant party, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or presence of any Hazardous Material (as defined below) at, in, to, on, from or affecting a Company Property, a Company Loan Property, or any property previously owned, operated or leased by the Company or any of its Subsidiaries.

(c)                            Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any Company Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 3.17 could reasonably be based. To the Knowledge of the Company, no facts or circumstances exist which would reasonably cause it to believe that a suit, claim, action or proceeding as described in subsection (b) of this Section 3.17 would reasonably be expected to occur.

(d)                           To the Knowledge of the Company, no Hazardous Material is present or has been released at, in, to, on, under, from or affecting any Company Property, any Company Loan Property or any property previously owned by the Company or any of its Subsidiaries in a manner, amount or condition that would result in any liabilities or obligation pursuant to any Environmental Law.

(e)                            Neither the Company nor any of its Subsidiaries is an “owner” or “operator” (as such terms are defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. (“CERCLA”)) of any Company Loan Property and there are no Company Participation Facilities (as defined below).

(f)                             Except as set forth on Schedule 3.17 of the Company Disclosure Schedule, to the Knowledge of the Company, there are and have been no (i) active or abandoned underground storage tanks, (ii) gasoline or service stations, or (iii) dry-cleaning facilities or operations at, on, in, or under any Company Property.

(g)                            For purposes of this Section 3.17, (i) “Company Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by the Company or any of its Subsidiaries, and (ii) “Company Participation Facility”

means any facility in which the Company or any of its Subsidiaries participates or has participated in the management of environmental matters.

(h)                           For purposes of this Section 3.17, (i) “Hazardous Material” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified or regulated under or pursuant to any Environmental Laws, and includes without limitation, Oil, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that may pose a threat to the Environment or to human health and safety; (ii) “Oil” means oil or petroleum of any kind or origin or in any form, as defined in or regulated pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other Environmental Law; (iii) “Environment” means any air (including indoor air), soil vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource; and (iv) “Environmental Laws” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (A) the protection, preservation or restoration of the Environment, (B) the protection of human or worker health and safety, and/or (C) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, or exposure to, Hazardous Material. The term Environmental Law includes without limitation (a) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and all comparable state and local laws, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material as in effect on or prior to the date of this Agreement.

3.18            Intellectual Property. Schedule 3.18 of the Company Disclosure Schedule contains a complete and accurate list of all Marks (as defined below) and Patents (as defined below) owned or purported to be owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business (as defined below). Except as set forth on Schedule 3.18 of the Company Disclosure Schedule:

(a)                           the Company and its Subsidiaries exclusively own or possess adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets (as defined below) necessary for the operation of the Business, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements;

(b)                           all Company Intellectual Property Assets (as defined below) owned or purported to be owned by the Company or any of its Subsidiaries which have been issued by or registered with the U.S. Patent and Trademark Office or in any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and are valid and enforceable;

(c)                            there are no pending, or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging that any activity by the Company or any of its Subsidiaries or any Product (as defined below) infringes on or violates (or in the past infringed on or violated) the rights of others in or to any Intellectual Property Assets (“Third Party Rights”) or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(d)                           to the Knowledge of the Company, neither any activity of the Company or any of its Subsidiaries nor any Product infringes on or violates (or in the past infringed on or violated) any Third Party Right;

(e)                            to the Knowledge of the Company, no third party is violating or infringing any of the Company Intellectual Property Assets; and

(f)                             to the Knowledge of the Company, the Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets (as defined below) owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business.

(g)                            For purposes of this Section 3.18, (i) “Business” means the business of the Company and its Subsidiaries as currently conducted; (ii) “Company Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Business which are material to the Business; (iii) “Intellectual Property Assets” means, collectively, (A) patents and patent applications (“Patents”); (B) trade names, logos, slogans, Internet domain names, social media accounts, pages and registrations, registered and unregistered trademarks and service marks and related registrations and applications for registration (“Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications; and (D) rights under applicable US state trade secret laws as are applicable to know-how and confidential information (“Trade Secrets”); and (iv) “Products” means those products and/or services researched, designed, developed, manufactured, marketed, performed, licensed, sold and/or distributed by the Company or any of its Subsidiaries.

(h)                           To the Knowledge of the Company, since January 1, 2015, all computer systems, servers, network equipment and other computer hardware and software owned, leased or licensed by the Company and its Subsidiaries and used in the Business (“IT Systems”) are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company and its Subsidiaries. The Company and its Subsidiaries have (i) continuously operated in a manner to preserve and maintain the performance, security and integrity of the IT Systems (and all Software, information or data stored on any IT Systems), (ii) continuously maintained all licenses necessary to use its IT Systems, and (iii) maintains reasonable documentation regarding all IT Systems, their methods of operation and their support and maintenance. During the two (2) year period prior to the date of this Agreement, there has been no failure with respect to any IT Systems that has had a material effect on the operations of the Business nor has there been any unauthorized access to or use of any IT Systems.

3.19            Privacy and Protection of Personal Data. In connection with the collection and/or use of an individual’s name, address, credit card information, email address, social security number, and account numbers and any other information that is “non-public personal information” concerning a consumer for Title V of the Gramm-Leach-Bliley Act, 12 C.F.R. part 1016 or otherwise protected information under similar federal or state privacy laws (“Personal Data”), the Company and each of its Subsidiaries have at all times complied in all material respects with and currently comply with all applicable statutes and regulations in all relevant jurisdictions in all material respects where the Company or any Subsidiary of the Company currently conducts business, any publicly available privacy policy of the Company or any Subsidiary of the Company, any privacy policy otherwise furnished for customers and any third party privacy policies which the Company or any Subsidiary of the Company has been contractually obligated to comply with, in each case relating to the collection, storage, use and onward transfer of all Personal Data collected by or on behalf of the Company or any Subsidiary of the Company (the “Privacy Requirements”). The Company or its Subsidiary, as applicable, will have the right after the execution of this Agreement to use such Personal Data in substantially the same manner as used by the Company or such Subsidiary prior to the execution of this Agreement. The Company Bank has adopted a written information security program approved by the Board of Directors of Company. Such information security program meets the requirements of 12 C.F.R. part 364, Appendix B, and 201 C.M.R. 17.00 (the “Information Security Requirements”) and includes (A) security measures in place to protect all Personal Data under its control and/or in its possession and to protect such Personal Data from unauthorized access or use by any parties and (B) the Company’s hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security, confidentiality of all Personal Data in accordance with the Privacy Requirements and the Information Security Requirements. To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has suffered any breach in security that has permitted any unauthorized access to the Personal Data under the control or possession of the Company or any Subsidiary of the Company. The Company or its Subsidiary, as applicable, has required and does require all third parties to which it provides Personal Data and/or access thereto to maintain the privacy, security and confidentiality of such Personal Data, including by contractually obliging such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties.

3.20            Material Agreements; Defaults.

(a)                           Except as set forth on Schedule 3.20(a) of the Company Disclosure Schedule, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by to any agreement, contract, arrangement, commitment or understanding (whether written or oral), or amendment thereto, (i) with respect to the employment or service of any directors, officers, employees or consultants, including without limitation with respect to the termination of any such employment or service; (ii) which would entitle any present or former director, officer, employee or related agent of the Company or any of its Subsidiaries to indemnification from the Company or any of its Subsidiaries; (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (iv) by and among the Company or any of its Subsidiaries, and/or any Affiliate thereof, other than intercompany agreements entered into in the ordinary course of business; (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company and or Subsidiaries; (vi) which provides for payments to be made by the Company or any of its Subsidiaries upon a change in control thereof; (vii) which provides for the lease of personal property having a value in excess of $100,000 individually or $250,000 in the aggregate; (viii) which relates to capital expenditures and involves future payments in excess of $100,000 individually or $250,000 in the aggregate; (ix) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company’s business; (x) which is not terminable on 60 days or less notice and involving the payment of more than $100,000 per annum; or (xi) which materially restricts the conduct of any business by the Company or any of its Subsidiaries. Each agreement, contract, arrangement, commitment or understanding of the type described in this Section 3.20(a), whether or not set forth on Schedule 3.20 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” The Company has previously made available to Buyer complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.

(b)                           Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and to the Knowledge of the Company, all other parties thereto, and is in full force and effect; except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies. Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract. To the Knowledge of the Company, (i) no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and (ii) there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.21            Property and Leases.

(a)                           Except as would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has good, record and marketable title to all the real property and all other property interests owned or leased by it and included in the Company Balance Sheet, free and clear of all Liens, other than (i) Liens that secure liabilities that are reflected in the Company Balance Sheet or incurred in the ordinary course of business after the date of such balance sheet, (ii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practice, and (iii) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any FRB or Federal Home Loan Bank, interbank credit facilities, or any transaction by the Company’s Subsidiaries acting in a fiduciary capacity. Neither the Company nor any of its Subsidiaries has received written notice of any material violation of any recorded easements, covenants or restrictions affecting all the real property and all other property interests owned or leased by it and included in the Company Balance Sheet that would reasonably be expected to require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted there, and, to the knowledge of the Company, no other party is in material violation of any such easements, covenants or restrictions.

(b)                           Each lease or sublease of real property to which the Company or any of its Subsidiaries is a party is listed on Schedule 3.21(b) of the Company Disclosure Schedule, including all amendments and modifications thereto, and is in full force and effect. There exists no breach or default under any such lease by the Company or any of its Subsidiaries, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there exists no default under any such lease or sublease by any other party, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by such other party. The Company has previously made available to Buyer complete and correct copies of all such leases, including all amendments and modifications thereto.

(c)                            Schedule 3.21(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company or any of its Subsidiaries. No tenant or other party in possession of any of such property has any right to purchase, or holds any right of first refusal to purchase, such properties.

(d)                           None of the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule and, to the Knowledge of the Company, none of the properties required to be listed on Schedule 3.21(b) of the Company Disclosure Schedule, or the buildings, structures, facilities, fixtures or other improvements thereon, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law, ordinance, rule or regulation in any respect that would reasonably be expected to require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted there. The plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule, and to the Knowledge of the Company, the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.21(b) of the Company Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of the Company, there are no condemnation or appropriation proceedings pending or threatened against any of such properties or any plants, buildings or other structures thereon.

3.22            Inapplicability of Takeover Laws. The Company has taken all action required to be taken by it to render inapplicable to the Merger, this Agreement, the Voting Agreements and the transactions contemplated thereby the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and the restrictions contained in the Company’s Charter. No other “business combination”, “control share acquisition”, “fair price”, “moratorium” or other takeover or anti-takeover statute or similar federal or state law (collectively with Subtitle 6 of Title 3 of the MGCL and the restrictions contained in the Company’s Charter, “Takeover Laws”) are applicable to the Merger, this Agreement, the Voting Agreements and the transactions contemplated thereby.

3.23            Regulatory Capitalization. The Company Bank is, and as of the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. The Company is, and immediately prior to the Effective Time will be, “well capitalized” as such term is defined in 12 C.F.R. § 225.2(r)(1).

3.24            Loans; Nonperforming and Classified Assets.

(a)                           Each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit, credit card accounts, and loan commitments, on the Company’s or its applicable Subsidiary’s books and records (collectively, “Loans”) (i) is evidenced by notes, agreements, other evidences of indebtedness, security instruments (if applicable) that are true, genuine, enforceable and what they purport to be, and documentation appropriate and sufficient to enforce and service such Loan in accordance with its terms, complete and correct sets of originals of all such documents which (or, to the extent an original is not necessary for the enforcement thereof, true, correct and complete copies thereof) are included in such books and records; (ii) represents the legal, valid and binding obligation of the related borrower, enforceable in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies; and (iii) complies with applicable law in all material respects, including the Finance Laws and any other applicable lending laws and regulations. With respect to each Loan, to the extent applicable, the Loan file contains (i) all original notes, agreements, other evidences of indebtedness, security instruments and financing statements. Each Loan file contains true, complete and correct copies of all Loan documents evidencing, securing, governing or otherwise related to the Loan and such documents and instruments are in due and proper form.

(b)                           Except as set forth on Schedule 3.24(b) of the Company Disclosure Schedule, and other than Loans that have been pledged to the Federal Home Loan Bank or the Federal Reserve Bank of Boston in the ordinary course of business, no Loan has been assigned or pledged, and the Company or its applicable Subsidiary has good and marketable title thereto, without any basis for forfeiture thereof. The Company or its applicable Subsidiary is the sole owner and holder of the Loans free and clear of any and all Liens other than a Lien of the Company or its applicable Subsidiary.

(c)                            Each Loan, to the extent secured by a Lien of the Company or its applicable Subsidiary, is secured by a valid, perfected and enforceable Lien of the Company or its applicable Subsidiary in the collateral for such Loan.

(d)                           Each Loan was underwritten and originated or purchased by the Company or its applicable Subsidiary (i) in the ordinary course of business and consistent with the Company’s or its applicable Subsidiary’s policies and procedures for loan origination and servicing in place at the time such Loan was made and (ii) in accordance with applicable law in all material respects, including without limitation, laws related to usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory lending, abusive lending, fair credit reporting, unfair collection practice, origination, collection and servicing.

(e)                            Each Loan has been marketed, solicited, brokered, originated, made, maintained, serviced and administered in accordance with (i) applicable law in all material respects, including the Equal Credit Opportunity Act, Regulation B of the Consumer Financial Protection Bureau and the Fair Housing Act; (ii) the Company’s or its applicable Subsidiary’s applicable loan origination and servicing policies and procedures; and (iii) the Loan documents governing each Loan.

(f)                             No Loan is subject to any right of rescission, set-off, claim, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the note or the security instrument (if applicable), or the exercise of any right thereunder, render either the note or the security instrument (if applicable) unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury.

(g)                            Each Loan that is covered by an insurance policy or guarantee was (i) originated or underwritten in accordance with the applicable policies, procedures and requirements of the insurer or guarantor of such Loan at the time of origination or underwriting and (ii) continues to comply with the applicable policies, procedures and requirements of the insurer or guarantor in all material respects, such that the insurance policy or guarantee covering the Loan is in full force and effect.

(h)                           Schedule 3.24(h) of the Company Disclosure Schedule discloses as of December 31, 2017: (i) any Loan under the terms of which the obligor is ninety (90) or more days delinquent in payment of principal or interest, or to the Knowledge of the Company, in material violation, breach or default of any other provision thereof, including a description of such breach or default; (ii) each Loan which has been classified as “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by the Company, its Subsidiaries or a Governmental Authority (the “Classified Loans”); (iii) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent (5%) or greater stockholder of the Company, or to the Knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as “Insider Transactions” by Regulation O of the FRB have been made by the Company or its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectability or present other unfavorable features.

(i)                               The allowance for Loan losses reflected in the Company Financial Statements, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

(j)                              The Company has previously made available to Buyer and Merger LLC complete and correct copies of its and its applicable Subsidiary’s lending and servicing policies and procedures.

(k)                           Since January 1, 2015, to the Knowledge of the Company, no error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to any Loan has taken place on the part of the Company, any Subsidiary or any other person, including, without limitation, any borrower, any broker, any correspondent or any settlement service provider.

(l)                               Since January 1, 2015, to the Knowledge of the Company, the Company or any Subsidiary is not in breach, and has not breached, any provision contained in any agreement pursuant to which the Company has brokered, originated, made, sold, participated or performed any activity in connection with any Loan.

(m)                       There is no pending action, suit, proceeding, investigation, or litigation, or to the best of the Company’s Knowledge, threatened, with respect to any Loan.

(n)                           To the Knowledge of the Company, there are no defaults as to the Company’s or any Subsidiary’s compliance with the terms of any Loan.

(o)                           Except as set forth on Schedule 3.24(o) of the Company Disclosure Schedule, no loan made by the Company or any Subsidiary is subject to a repurchase, make-whole, indemnification or other recourse request or demand from any Person that purchased or acquired such loan.

3.25            Deposits.

(a)                           The deposits of the Company have been solicited, originated and administered by the Company in accordance with the terms of their governing documents in effect from time to time and with applicable law in all material respects.

(b)                           Each of the agreements relating to the deposits of the Company is valid, binding, and enforceable upon its respective parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

(c)                            The Company has complied with applicable law in all material respects relating to overdrafts, overdraft protection and payment for overdrafts.

(d)                           Any debit cards issued by the Company with respect to the deposits of the Company have been issued and administered in accordance with applicable law in all material respects, including the Electronic Fund Transfer Act of 1978, as amended, and Regulation E of Consumer Financial Protection Bureau.

3.26            Investment Securities. Neither the Company nor its Subsidiary owns any marketable investment securities other than cash and cash equivalents or stock from the Federal Home Loan Bank.

3.27            Investment Management; Trust Activities.

(a)                           Except as set forth on Schedule 3.27 of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or the Company’s or its Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

(b)                           Neither the Company nor any of its Subsidiaries engages in any trust business, nor administers or maintains accounts for which it acts as fiduciary (other than individual retirement accounts and Keogh accounts), including accounts for which it serves as trustee, custodian, agent, personal representative, guardian or conservator.

3.28            Derivative Transactions. All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Company and its Subsidiaries have adopted policies and procedures consistent with the requirements of Governmental Authorities with respect to their derivatives program. For purposes of this Section 3.28, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.29            Repurchase Agreements. The Company and its Subsidiary has not entered into any agreements pursuant to which the Company or its Subsidiary has purchased securities subject to an agreement to resell.

3.30            Deposit Insurance. The deposits of the Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by law, and the Company Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, threatened.

3.31            CRA, Anti-money Laundering and Customer Information Security. Neither the Company nor the Company Bank is a party to any agreement with any individual or group regarding matters related to the Community Reinvestment Act of 1977, as amended, and any equivalent applicable state laws (collectively, the “CRA”). The Company Bank is in compliance with all applicable requirements of the CRA.

(a)                           The Company and each of its Subsidiaries, including the Company Bank, is in compliance, and in the past has complied with, all applicable laws relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, including by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act” and all such applicable laws, the “Money Laundering Laws”). The Board of Directors of the Company Bank has adopted and the Company Bank has implemented a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder, including the requirement to perform customer due diligence on legal entity customers.

(b)                           None of (i) the Company, (ii) any Subsidiary of the Company, (iii) any Person on whose behalf the Company or any Subsidiary of the Company is acting, or (iv) to the Company’s Knowledge, any Person who directly or indirectly beneficially owns securities issued by the Company or any Subsidiary of the Company, is (A) named on the most current list of “Specially Designated Nationals” published by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns, or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. Neither the Company and nor any of its Subsidiaries, including the Company Bank, has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and neither the Company nor any of its Subsidiaries, including the Company Bank, is currently engaging in such transactions. The Company and its Subsidiaries, including the Company Bank, have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing.

(c)                            The Company has no Knowledge of, and none of the Company and its Subsidiaries has been advised of, or has any reason to believe (because of the Company Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2017, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Company or any Subsidiary of the Company, including the Company Bank to be deemed not to be in compliance with the CRA, the Money Laundering Laws, any economic or trade sanctions programs administered by OFAC or the U.S. Department of State, or the Privacy Requirements. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Company or its Subsidiaries, including the Company Bank, with respect to the Money Laundering Laws, any economic or trade sanctions administered by OFAC or the U.S. Department of State or the Privacy Requirements is pending or, to the Knowledge of the Company, threatened.

3.32            Transactions with Affiliates. Except as set forth on Section 3.32 of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any stockholder owning 5% or more of the outstanding Company Common Stock, director, executive officer or Affiliate (as defined in Section 9.2) of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, stockholders owning 5% or more of the outstanding Company Common Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company and any of its Affiliates comply in all material respects, to the extent applicable, with Regulation W of the FRB.

3.33            Brokers; Opinion of Financial Advisor. No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Sandler O’Neill & Partners, L.P. (the “Financial Advisor”) by the Company. The fee payable to the Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between the Company and the Financial Advisor, a complete and correct copy of which has been previously provided to Buyer. The Board of Directors of the Company has received the opinion of the Financial Advisor, to the effect that, as of the date of such opinion and based on and subject to the various limitations and assumptions contained therein, the Merger Consideration to be received by holders of Company Common Stock is fair, from a financial point of view, to such holders.

3.34            ESOP.

(a)                           No prohibited transactions (within the meaning of Section 406 of ERISA and/or Section 4975 of the Code) have occurred with respect to the ESOP for which an exemption is not available, and no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the ESOP. The sale of the ESOP’s shares of Company Common Stock pursuant to this Agreement is not a nonexempt prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code.

(b)                           Section 3.34(b) of the Company Disclosure Schedule sets forth any documents that provide for indemnification of the fiduciaries of the ESOP.

(c)                                  The ESOP Trustee has been duly and properly appointed and granted full authority to act as ESOP Trustee and exercise trust powers thereunder, and the ESOP Trustee has been authorized to exercise such authority and powers and shall have full power and authority to perform the ESOP’s obligations under this Agreement and to carry out the transactions herein contemplated.

(d)                                 The ESOP Trustee and the ESOP have full power, right and authority to enter into and perform their obligations under this Agreement and each of the other agreements, documents and instruments to which they and the Company are parties.

(e)                                  To the Knowledge of the Company, there have been no breaches by the Company or the ESOP Trustee of the fiduciary requirements set forth in Section 404 of ERISA with respect to the ESOP, the ESOP’s participants and beneficiaries or this Agreement, and there is no basis for the same.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES
OF BUYER AND MERGER LLC

4.1                   Making of Representations and Warranties.

(a)                                 As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Merger LLC hereby make to the Company the representations and warranties contained in this Article IV. Disclosure of any information, agreement, or other item in a Buyer Disclosure Schedule referenced by a particular section in this Agreement shall be deemed to qualify any other section of this Agreement specifically referenced or cross-referenced and other sections of this Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific reference or cross-reference) from a reading of the disclosure that such disclosure applies to such other sections.

(b)                                 On or prior to the date hereof, Buyer has delivered to the Company a schedule (the “Buyer Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Buyer’s representations and warranties contained in this Article IV.

4.2                   Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Buyer is duly registered as a bank holding company under the BHCA and the regulations of the FRB promulgated thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Each of Buyer’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdiction where its ownership or leasing of property or the conduct of its business requires such Subsidiary to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each of its Subsidiaries.

Merger LLC was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger LLC has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.3                   Corporate Power. Each of Buyer and Merger LLC has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and the Buyer and Merger LLC has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to the receipt of Regulatory Approvals.

4.4                   Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary action by each of Buyer and Merger LLC and no action is required of the shareholders of Buyer or the members of Merger LLC with respect to any of the transactions contemplated hereby except with respect to Merger LLC, to obtain the approval of Buyer, as sole member of Merger LLC, of the Merger. Each of Buyer and Merger LLC has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of each of Buyer and Merger LLC, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

4.5                   Non-Contravention.

(a)                                 Subject to the receipt of the Regulatory Approvals and the compliance with any conditions contained therein, the receipt of the affirmative vote of the majority of the outstanding shares of Company Common Stock, the filing of the Articles of Merger with the Maryland State Department of Assessments and Taxation, the filing of the Articles of Merger with the Secretary of the Commonwealth and the non-objection to the mailing of the Company Proxy Statement by the SEC, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by Buyer and Merger LLC will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer, Merger LLC or of any of their Subsidiaries or to which Buyer, Merger LLC or any of their Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under the organizational documents of Buyer or Merger LLC, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement, except, in the case of clause (i), for breaches or violations individually or in the aggregate, which will not reasonably be expected to have a Buyer Material Adverse Effect.

(b)                                 As of the date hereof, Buyer and Merger LLC have no Knowledge of any reasons relating to Buyer or Buyer Bank (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

4.6                   Regulatory Capitalization. Buyer Bank is, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is, and immediately after the Effective Time will be, “well capitalized” as such term is defined in 12 C.F.R. § 225.2(r)(1).

4.7                   CRA, Anti-money Laundering and Customer Information Security. Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding matters related to the CRA. The Buyer Bank is in compliance with all applicable requirements of the CRA.

(a)                                 Buyer and each of its Subsidiaries, including the Buyer Bank, is in compliance, and in the past has complied with, all applicable laws relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, including by the USA PATRIOT Act, and the Money Laundering Laws. The Board of Directors of the Buyer Bank has adopted and the Buyer Bank has implemented a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder, including the requirements to perform customer due diligence on legal entity customers.

(b)                                 None of (i) Buyer, (ii) any Subsidiary of Buyer, (iii) any Person on whose behalf Buyer or any Subsidiary of Buyer is acting, or (iv) to Buyer’s Knowledge, any Person who directly or indirectly beneficially owns securities issued by Buyer or any Subsidiary of Buyer, is (A) named on the most current list of “Specially Designated Nationals” published by OFAC or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns, or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. Neither Buyer and nor any of its Subsidiaries, including the Buyer Bank, has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and neither the Buyer nor any of its Subsidiaries, including the Buyer Bank, is currently engaging in such transactions. The Buyer and its subsidiaries, including the Buyer Bank, have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing.

(c)                                  Buyer is in compliance with the Privacy Requirements. The Board of Directors of the Buyer Bank has adopted and the Buyer Bank has implemented a written information security program that meets the requirements of applicable law.

(d)                                 Buyer has no Knowledge of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of Buyer Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2017, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer or any Subsidiary of Buyer, including the Buyer Bank to be deemed not to be in compliance with the CRA, the Money Laundering Laws, any economic or trade sanctions programs administered by OFAC or the U.S. Department of State, or the Privacy Requirements. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving Buyer or its Subsidiaries, including the Buyer Bank, with respect to the Money Laundering Laws, any economic or trade sanctions administered by OFAC or the U.S. Department of State or the Privacy Requirements is pending or, to the knowledge of Buyer, threatened.

4.8                   Financial Statements. Buyer has previously delivered to the Company true, correct and complete copies of the consolidated balance sheets of Buyer and its Subsidiaries as of December 31, 2017, 2016 and 2015 and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years 2015 through 2017, inclusive, in each case accompanied by the audit report of Buyer’s independent registered public accounting firm. The financial statements referred to in this Section 4.8 (including the related notes and schedules, where applicable) fairly present the consolidated results of operations and consolidated financial condition of Buyer and its Subsidiaries for the respective fiscal years or as of the respective dates therein set forth, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

4.9                   Sufficient Funds. Buyer has, and will have at the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement.

4.10            Absence of Certain Changes or Events. Since December 31, 2017, (i) there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or (ii) except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, the Buyer and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

4.11            Litigation; Regulatory Action. No litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Buyer or any of its Subsidiaries, and, to the Knowledge of the Buyer, (i) no such litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

4.12            Compliance with Laws. Buyer and each of its Subsidiaries. Since January 1, 2015, have been in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act, CRA, and the Finance Laws. In addition, there is no pending or, to the Knowledge of the Buyer, threatened charge by any Governmental Authority that any of the Buyer and its Subsidiaries has violated, nor any pending or, to the Knowledge of the Buyer, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1                   Company Forbearances. From the date hereof until the Effective Time, except as set forth on the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Buyer (any such consent requests to be responded to by Buyer within five Business Days thereof (e-mail transmission by Buyer of its response shall be deemed delivered upon such transmission), and in the event that Buyer does not respond within such five Business Day period, at the beginning of the following Business Day, Buyer shall be deemed to have consented to such request), the Company will not, and will cause its Subsidiary not to:

(a)                                 Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice, or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers and employees, or take any action that would reasonably be expected to (i) adversely affect the ability of any party to obtain any necessary approval of any Governmental Authority required for the transactions contemplated hereby, or (ii) adversely affect the Company’s ability to perform any of its material obligations under this Agreement.

(b)                                 Stock. (i) Other than pursuant to stock options or stock based awards outstanding or authorized to be granted as of the date hereof and listed on Schedule 5.1(b) of the Company Disclosure Schedule, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock options or stock appreciation rights, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) except pursuant to Section 2.4 of this Agreement, accelerate the vesting of any existing stock options, stock appreciation rights or other rights to subscribe for or acquire shares of stock, (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or, other than with respect to shares withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or tendered to pay withholding taxes or in payment of the exercise price of stock options, acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities, or (v) grant or approve any preemptive or similar rights with respect to any shares of Company Common Stock.

(c)                                  Dividends, Etc. (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of stock other than (x) dividends from wholly owned Subsidiaries to the Company or any other wholly owned Subsidiary of the Company, as applicable or (y) regular quarterly cash dividends on Company Common Stock no greater than the rate paid during the fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice (subject to the last sentence of this clause (c)), or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than with respect to shares withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or tendered to pay withholding taxes or in payment of the exercise price of stock options). After the date hereof, the Company shall coordinate with Buyer regarding the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock (i) shall not receive two dividends for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Buyer Common Stock that such holders receive in exchange therefor in the Merger and (ii) shall not fail to receive a dividend for any single calendar quarter with respect to shares of Company Common Stock that are exchanged for Buyer Common Stock in the Merger.

(d)                                 Compensation; Employment Agreements; Etc. Enter into or amend any employment, severance or similar agreements or arrangements with any of its directors, officers, employees or consultants, grant any salary or wage increase, increase any employee benefit, or make any incentive or bonus payments, except for (i) normal increases in compensation to employees in the ordinary course of business consistent with past practice; provided, however, that such increases do not exceed three percent (3%), (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.20 of the Company Disclosure Schedule, or (iv) with respect to the calendar year in which the Effective Time occurs, pro-rata bonuses that have been budgeted by the Company consistent with past practice and in the ordinary course of business, payable by the Company to eligible employees at the Effective Time, provided, however, that the monthly accruals of the aggregate bonus payments shall not exceed the amount set forth on Schedule 5.1(d).

(e)                                  Benefit Plans. Except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.14 of the Company Disclosure Schedule, enter into, establish, adopt or amend any Company Employee Program or any other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or other employee of the Company or its Subsidiary, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

(f)                                   Company Employees. Hire any member of senior management or other key employee, elect to any office any person who is not a member of the Company’s management team as of the date of this Agreement or elect to the Company Board any person who is not a member of the Company Board as of the date of this Agreement, except for the hiring of at-will employees having a title of vice president or lower at an annual rate of salary not to exceed $75,000 in the ordinary course of business.

(g)                                  Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiary taken as a whole.

(h)                                 Governing Documents. Amend its Charter or Bylaws (or equivalent documents).

(i)                                     Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, securities, deposits or properties of any other entity.

(j)                                    Capital Expenditures. Except for any emergency repairs to real or personal property owned by Company, notice of which shall be provided to Buyer 48 hours prior to such repairs, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $100,000 in the aggregate and consistent with the 2018 budget.

(k)                                 Contracts. Enter into or terminate any Company Material Contract or amend or modify in any material respect any Company Material Contract.

(l)                                     Claims. Other than settlement of foreclosure actions in the ordinary course of business, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or its Subsidiary is a party which settlement or similar agreement involves payment by the Company or its Subsidiary of any amount which exceeds $25,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of the Company or its Subsidiary after the Effective Time, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect. Any request by the Company for consent by Buyer to the taking of any action by the Company prohibited under this Section 5.1(l) shall be made in writing or via telephone to the Chief Financial Officer or Chief Operating Officer of Buyer. If Buyer fails to respond to a request for such consent made in accordance with this Agreement within three Business Days of receipt of the request, it shall be deemed that the Buyer has consented; provided, however, that the foregoing shall not apply to any stockholder litigation against the

Company and/or its directors relating to the transactions contemplated by this Agreement, or any other action, suit, proceeding, order or investigation relating to the transactions contemplated hereby or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(m)                             Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(n)                                 Derivative Transactions. Except in the ordinary course of business consistent with past practice, enter into any Derivative Transactions.

(o)                                 Indebtedness. Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, Federal Home Loan Bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), prepay any indebtedness or other similar arrangements so as to cause the Company or its Subsidiary to incur any prepayment penalty thereunder, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(p)                                 Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount not in accordance with the Company’s investment policy or (ii) any other debt security other than in accordance with the Company’s investment policy, or restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in accordance with the Company’s investment policy.

(q)                                 Loans. Make, increase or purchase any Loan, other than as set forth in Schedule 5.1(q).

(r)                                    Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice); or foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I Environmental Site Assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA, or foreclose or take a deed or title to any real estate if such environmental assessment indicates any Recognized Environmental Condition (as such term is commonly used in Phase I Environmental Site Assessments) or the presence of Hazardous Material.

(s)                                   Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations, Government Authorities or by GAAP.

(t)                                    Tax Matters. Except as required by applicable law or Government Authorities, make or change any material Tax election, change an annual accounting period, adopt or change any material accounting method, file any material amended Tax Return, fail to timely file any material Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, surrender any material right to claim a refund of Taxes, consent to any material extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax. For purposes of this Section 5.1(t), “material” shall mean affecting or relating to $100,000 or more of taxable income.

(u)                                 Loan Policies. Change its loan policies or procedures in effect as of the date hereof, except as required by any Governmental Authority or by law or regulation.

(v)                                 Adverse Actions. (i) Knowingly take any action that would cause a material delay in or impediment to the consummation of the Merger; or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement.

(w)                               Agreements. Agree or commit to do anything prohibited by this Section 5.1.

5.2                   Forbearances of Buyer and Merger LLC. From the date hereof until the Effective Time, except as set forth on the Buyer Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of the Company, Buyer and Merger LLC will not, and will cause each of their respective Subsidiaries not to (i) knowingly take any action that would cause a material delay in or impediment to the consummation of the Merger, (ii) take any action that would adversely affect the ability of Buyer to obtain the Regulatory Approvals, or (iii) take any action that is intended or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

ARTICLE VI - ADDITIONAL AGREEMENTS

6.1                   Stockholder Approval. Subject to Section 6.2, as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC (including by running broker searches sufficiently in advance of the earliest possible record date on which the Proxy Statement can be mailed to avoid any delays in mailing the Proxy Statement), the Company shall, in accordance with applicable law and the Company’s governing documents, duly set a record date for, call, give notice of, convene and, no more than 45 calendar days following the mailing of the Proxy Statement by the SEC, hold a special meeting of the Company’s stockholders (including any adjournments and postponements thereof, the “Company Meeting”)

for the purpose of considering and taking action upon the matters requiring Company Stockholder Approval; provided, however, that notwithstanding anything else to the contrary herein, the Company may postpone or adjourn the Company Meeting (A) with the consent of Buyer, (B) if, on a date on which the Company Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval or to represent a quorum therefor or (C) after consultation with Buyer and outside legal counsel, to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the holders of shares of Company Common Stock within a reasonable amount of time in advance of the Company Meeting. Unless this Agreement shall have been terminated in accordance with Section 8.1, the Company shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders and to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the vote of the holders of shares of Company Common Stock required by applicable law to effect the Merger.

6.2                   Proxy Statement. As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare a proxy statement in preliminary form for the Company Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, including the form of proxy, the “Proxy Statement”). Subject to the receipt from Buyer and Merger LLC of the information regarding Buyer, Merger LLC and their Affiliates, as applicable, described below in this Section 6.2, the Company shall file the Proxy Statement with the SEC as promptly as reasonably practicable (and no later than 45 days) after the date hereof. The Company shall use commercially reasonable efforts to respond to and resolve as promptly as reasonably practicable any comments received from the SEC or its staff concerning the Proxy Statement, and shall cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the resolution of any such comments. The Company shall notify Buyer and Merger LLC promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between it and the SEC, or its staff or any other government officials with respect to the Proxy Statement. Without limiting the generality of the foregoing, each of Buyer and Merger LLC shall cooperate, and shall cause their Affiliates to cooperate, with the Company in connection with the preparation and filing of the Proxy Statement, including using reasonable best efforts to promptly furnish to the Company in writing upon request any and all information relating to Buyer, Merger LLC and their respective Affiliates as may be required to be set forth in the Proxy Statement under applicable law. Buyer shall ensure that such information supplied by it and its Affiliates in writing for inclusion in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Meeting or filed with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the Company shall provide Buyer and its counsel with a reasonable opportunity to review and comment on such document or response and shall consider Buyer’s comments in good faith. The Company shall ensure that the Proxy Statement (i) will not on the date it is first mailed to stockholders of the Company and at the time of the Company Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Buyer or Merger LLC or their Affiliates for inclusion or incorporation by reference in the Proxy Statement. The Company shall pay all filing fees required to be paid to the SEC in connection with the Proxy Statement.

6.3                   Press Releases. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Buyer, and thereafter the Company and Buyer shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that (i) a party hereto may, without the prior consent of the other parties hereto, issue such press release or make such public statement as may be required by applicable law or order or the applicable rules of Nasdaq if it has used its commercially reasonable efforts to consult with the other parties hereto and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made, (ii) the Company will not be obligated to engage in such consultation with respect to communications that are (1) principally directed to employees, customers, partners or vendors so long as such communications are consistent with previous releases, public disclosures or public statements jointly by the parties (or individually, if approved the other party), or (2) relating to an Acquisition Proposal, Adverse Recommendation Change effected in accordance with Section 6.6 or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act and permitted by Section 6.6(c).

6.4                   Access; Information.

(a)                                 Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiary to, afford Buyer and its Representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiary to, furnish promptly to Buyer and its Representatives (i) a copy of each material report, schedule and other document filed with any Governmental Authority (other than reports or documents that the Company or its Subsidiary, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiary as Buyer or any Representative of Buyer may reasonably request. Neither the Company nor its Subsidiary shall be required to provide access to or to disclose information where such access jeopardizes the attorney client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree. Consistent with the foregoing, the Company agrees to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b)                                 During the period prior to the Effective Time, upon reasonable notice and subject to applicable laws relating to the exchange of information, Buyer shall cause one or more of its Representatives to meet with a Representative of the Company and discuss the general status of Buyer’s financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, and, during such period, it shall promptly notify the Company and its Representatives of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals, or the institution of material litigation involving Buyer or Buyer Bank, and Buyer shall be reasonably responsive to requests by the Company for information relating to the Buyer’s representations, warranties and covenants set forth in this Agreement. Neither Buyer nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree.

(c)                                  Buyer and the Company agree to hold all information and documents obtained pursuant to this Section 6.4 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement (as defined in Section 9.2), as if it were the party receiving the confidential information as described therein). No investigation by one party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to each party’s obligation to consummate the transactions contemplated by this Agreement.

6.5                   No Solicitation.

(a)                                 Subject to Section 6.6(b) and Section 6.6(c) and except as permitted by this Section 6.5, until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Section 8.1:

(i)                                     the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly (other than with respect to Buyer and Merger LLC), (A) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of providing information) any inquiries, proposals or offers that constitute, or that could reasonably be expected to lead to, an Acquisition Proposal, (B) knowingly engage in, continue or otherwise participate in any discussions or negotiations with any Third Party regarding an Acquisition Proposal or any inquires, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal, or furnish to any Third Party information or provide to any Third Party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case in connection with or for the purpose of encouraging or facilitating an Acquisition Proposal or any inquires, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal, (C) approve, endorse or enter into any letter of intent, agreement, contract, commitment or agreement in principle (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.5(b)) or other arrangement with respect to an Acquisition Proposal or enter into any agreement, contract or commitment or other arrangement requiring the Company to abandon, terminate, breach or fail to consummate the transactions contemplated by this Agreement or (D) resolve or agree to do any of the foregoing; and

(ii)                                  the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and terminate any existing solicitations, encouragements, discussions or negotiations with any Third Party theretofore conducted by the Company, its Subsidiaries or its or their respective Representatives with respect to an Acquisition Proposal, and promptly (and, in any event, within 24 hours) following the date hereof, the Company shall request that all non-public information previously provided by or on behalf of the Company or any of its Subsidiaries to any such Third Party be returned or destroyed and shall use commercially reasonable efforts to cause the return or destruction thereof.

(b)                           Notwithstanding anything to the contrary contained in Section 6.5(a), if, at any time on or after the date hereof, but prior to obtaining the Company Stockholder Approval, (i) the Company receives an unsolicited written Acquisition Proposal from a Third Party, (ii) such Acquisition Proposal did not, directly or indirectly, result from a breach of this Section 6.5, (iii) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (iv) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, then the Company may (A) furnish information and data with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal and afford such Third Party access to the businesses, properties, assets and personnel of the Company and its Subsidiaries and (B) enter into, maintain and participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations or take any of the actions otherwise prohibited by Section 6.5(a); provided, however, that the Company (1) will not, and will cause its Subsidiaries and its or their respective Representatives not to, furnish any non-public information except pursuant to an Acceptable Confidentiality Agreement and (2) will promptly (and in any event within 24 hours) provide to Buyer any information or other data concerning the Company or its Subsidiaries or access provided to such Third Party, in each case which was not previously provided to Buyer.

(c)                                  The Company shall as promptly as practicable (and in any event within 24 hours) notify Buyer of the Company’s receipt of any Acquisition Proposal, or any inquires, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal, or of any requests for information or access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case in connection with an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, which notification shall include (i) a copy of the applicable written Acquisition Proposal or other inquiry, proposal or offer (or, if oral, the material terms and conditions of such Acquisition Proposal or other inquiry, proposal or offer) and (ii) the identity of the Third Party making such Acquisition Proposal, inquiry, proposal, offer or information or access request. The

Company shall thereafter keep Buyer reasonably informed on a reasonably current basis (and in any event within 24 hours) of the status of any material developments, discussions or negotiations regarding any such Acquisition Proposal or other inquiry, proposal or offer, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation setting forth or related to the material terms of such Acquisition Proposal or other inquiry, proposal or offer that is exchanged between the Third Party (or its Representatives) making such Acquisition Proposal and the Company or its Subsidiaries (or its or their respective Representatives) within 24 hours after exchange thereof.

(d)                                 The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver or termination of any provision of, any standstill or similar agreement to which any of the Company or any Subsidiary of the Company is a party, other than to the extent the Company Board determines in good faith, after consultation with outside legal counsel, that failure to provide such waiver, release or termination would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

(e)                                  Notwithstanding anything to the contrary in this Section 6.5, the Company agrees that in the event any Subsidiary or Representative takes any action which, if taken by the Company, would constitute a breach by the Company of this Section 6.5, then the Company shall be deemed to have so breached this Section 6.5.

6.6                   Company Recommendation.

(a)                                 Subject to Section 6.6(b) and Section 6.6(c), the Company Board shall not (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in any manner adverse to the transactions contemplated by this Agreement, Buyer or Merger LLC, the Company Recommendation, (ii) adopt or recommend, or publicly propose to adopt or recommend, an Acquisition Proposal, (iii) fail to recommend against acceptance of any Third Party tender offer or exchange offer for the shares of Company Common Stock within ten Business Days after commencement of such offer, (iv) approve, endorse or enter into, or publicly propose to approve, endorse or enter into, or cause or permit the Company or any Subsidiary of the Company to execute, or enter into, any letter of intent, agreement, contract, commitment or agreement in principle (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.5(b)) or other arrangement constituting or that would reasonably be expected to lead to an Acquisition Proposal or enter into any agreement, contract or commitment or other arrangement requiring the Company to abandon, terminate, breach or fail to consummate the transactions contemplated by this Agreement, (v) fail to include the Company Recommendation in the Proxy Statement or (vi) resolve or publicly propose to take any action described in the foregoing clauses (i) through (v) (each of the foregoing actions described in clauses (i) through (vi) being referred to as an “Adverse Recommendation Change”).

(b)                                 (i) Subject to the Company’s compliance with Sections 6.5 and 6.6, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, if it determines in good faith (after consultation with its financial advisor and outside legal counsel), that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, (A) make an Adverse Recommendation Change in response to a Superior

Proposal received after the date hereof or (B) cause the Company to terminate this Agreement pursuant to Section 8.1(g) and authorize the Company to enter into a definitive agreement providing for a transaction that constitutes a Superior Proposal (which agreement shall be entered into substantially concurrently with such termination), subject in each case to compliance with the terms of paragraph (ii) below, as applicable.

(ii)                                  In the case of a Superior Proposal, (x) no Adverse Recommendation Change pursuant to this Section 6.6(b) may be made and (y) no termination of this Agreement pursuant to Section 8.1(g) may be made, in either case:

(A)                               until after the fifth Business Day following written notice from the Company advising Buyer that the Company Board intends to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(g) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if applicable, the material terms and conditions of, and the identity of the Third Party making, such Superior Proposal, and a copy of any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal, which shall require a new notice period of three Business Days, and compliance with this 6.6(b) 6.6(b) with respect to such new notice);

(B)                               unless during such five Business Day period (or three Business Day period following an amended proposal), the Company and its Subsidiaries shall, and shall cause their respective Representatives to, to the extent requested by Buyer, negotiate with Buyer and its Representatives in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to maintain the Company Recommendation and not make an Adverse Recommendation Change or terminate this Agreement; and

(C)                               unless, following the expiration of such five Business Day period (or three Business Day period following an amended proposal), the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into consideration any amendments to this Agreement proposed by Buyer, (x) that the failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law and (y) that such Acquisition Proposal continues to be a Superior Proposal.

(c)                            Nothing contained in Section 6.5 or this Section 6.6 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board or any committee thereof, after consultation with outside legal counsel, the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law or any disclosure requirements under applicable law; provided, however, that the Company and the Company Board may not effect an Adverse Recommendation Change except as permitted by Section 6.6(b)(ii); and (iii) making any disclosure that constitutes a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act, which actions shall not, in and of themselves, constitute or be deemed to constitute an Adverse Recommendation Change.

6.7                   Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.

6.8                   Regulatory Applications; Filings; Consents. Buyer and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (a) to promptly (and no later than 45 days) prepare all documentation, effect all filings and obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals, and (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, condition or other requirement which would (A) prohibit or materially limit the ownership or operation by the Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, (B) compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, or (C) compel Buyer or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (A)-(C) of this sentence would have a material adverse effect on the future operation by Buyer and its Subsidiaries of their business, taken as a whole (together, the “Burdensome Conditions”). Provided that the Company has cooperated as required above, Buyer agrees to file the requisite applications or notices to be filed by it with the FRB, the FDIC and the Commissioner. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties reasonably apprised of the status of material matters relating to completion of the transactions contemplated hereby.

6.9                   Indemnification; Directors’ and Officers’ Insurance.

(a)                           Buyer agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company or its Subsidiaries (the “Indemnified Parties”) as provided in the Company’s Charter or Bylaws or in the similar governing documents of the Company’s Subsidiaries or as provided in applicable law as in effect as of the date hereof with respect to matters occurring on or prior to the Effective Time, including without limitation the right to advancement of expenses, shall survive the Merger.

(b)                           Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms at least as favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is not more than 200% of the annual premium currently paid by the Company for such insurance (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, the Company may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

(c)                            In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.9.

(d)                           The provisions of this Section 6.9 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.10            Employees and Benefit Plans.

(a)                                 After the Effective Time, Buyer agrees to provide the employees of the Company and Company Bank who remain employed after the Effective Time (collectively, the “Continuing Employees”) with at least the types and levels of employee benefits comparable in the aggregate to those then maintained by Buyer for similarly-situated employees of Buyer (but excluding any retiree health or life insurance benefit, in each case only to the extent that other newly hired employees of Buyer are not eligible for such benefits). Buyer will treat, and cause its applicable Buyer Employee Programs to treat, the service of the Continuing Employees as service rendered to Buyer or any of its Subsidiaries for purposes of eligibility to participate, vesting and for level of benefits (but not for benefit accrual under any defined benefit plan for purposes of severance benefits, for any purposes under any post-termination/retiree welfare benefit plan or for purposes of any equity based compensation) attributable to any period before the Effective Time. Without limiting the foregoing, but subject to the terms and conditions of Buyer’s applicable Buyer Employee Programs, Buyer shall cause the Company’s employees to receive credit for their prior service for eligibility and vesting purposes in Buyer’s 401(k) plan and for purposes of determining the length of vacation, sick time, paid time off and severance under the Buyer’s applicable plan or policy. Buyer shall also ensure that Continuing Employees shall not be treated as “new” employees for purposes of any exclusions under any health or similar plan of Buyer for a pre-existing medical condition to the extent that any such exclusion did not apply under a health or similar plan of the Company or Company Bank immediately prior to the Effective Time, and to provide that any deductibles, co-payments or out-of-pocket expenses paid under any of the Company’s or Company Bank’s health plans shall be credited towards deductibles, co-payments or out-of-pocket expenses under Buyer’s health plans upon delivery to Buyer of appropriate documentation, subject to the terms and conditions of the applicable Buyer Employee Program. Notwithstanding the foregoing provisions of this Section 6.10, service and other amounts shall not be credited to Continuing Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in the duplication of benefits. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any Continuing Employee or the funding of any such benefit.

(b)                                 Notwithstanding anything to the contrary contained herein, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Company, subject to limitations set forth under applicable law. Notwithstanding the foregoing, unless a Continuing Employee affirmatively terminates coverage (or causes coverage to terminate) under a Company or Company Bank health plan prior to the time such Continuing Employee becomes eligible to participate in the Buyer or Buyer Subsidiary health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Company or Company Bank health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of the Buyer or Buyer Subsidiary and their dependents.

(c)                                  From and after the Effective Time, Buyer agrees to honor and perform, in accordance with their terms, all contractual rights of current and former employees of the Company or Company Bank existing as of the Effective Time, including, without limitation, all employment, severance, deferred compensation and change in control agreements of the Company and Company Bank listed in Schedule 6.10(c).

(d)                                 If requested by Buyer no later than 30 days prior to Closing, the Company shall terminate its 401(k) plan effective as of the day prior to the Effective Time (but contingent upon the occurrence thereof) and adopt all required compliance amendments pursuant to written resolutions, the form and substance of which shall be reasonably satisfactory to Buyer. If the Company 401(k) plan is terminated, Buyer agrees to permit participants in the Company 401(k) plan who are continuing employees of the Buyer to roll over their account balances and outstanding loan balances from such plan to the Buyer’s 401(k) plan, and such continuing employees who satisfy the eligibility requirements of Buyer’s 401(k) plan (taking into account credit for prior years of service with the Company pursuant to Section 6.10(a)) shall be eligible to immediately participate in the Buyer’s 401(k) plan.

(e)                                  Buyer agrees to honor the severance guidelines attached as Schedule 6.10(e) in connection with the termination of employment of any employee of the Company or

Company Bank, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, whose employment is terminated involuntarily (other than for Cause, as defined in Schedule 6.10(e)) within one year following the Effective Time, by providing a lump sum severance payment in such amounts, at such times and upon such conditions as set forth on said Schedule, including without limitation the effectiveness of a separation agreement with the terminated employee of the Company or Company Bank in a form as determined by Buyer, which includes, without limitation, a release of legal claims.

(f)                                   Within 45 days after the date of this Agreement, Buyer shall designate, in consultation with the Company, certain employees of the Company or Company Bank who will be entitled to receive a retention bonus from Buyer in the event such employee remains a Continuing Employee as of the Closing Date and/or through a post-Closing transition period to be determined by Buyer, including systems conversion, if applicable.

(g)                                  From the date hereof through the Closing, the Company shall, and shall cause the Company Bank to, provide Buyer with reasonable access (at reasonable times, upon reasonable notice and in a manner that will not materially interfere with the normal operations of the Company) to the (i) employees of the Company and Company Bank and (ii) the Company’s human resources personnel and personnel records (to the extent not prohibited by applicable law) for purposes of (A) facilitating an orderly transition of such employees from and after the Closing, (B) making announcements concerning, and preparing for the consummation of, the transactions contemplated by this Agreement, and (C) engaging, communicating or meeting with and/or presenting to such employees on either an individual or group basis with respect to matters related to their prospective continued employment with Buyer on and after the Closing. The Company and Buyer shall use reasonable best efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to the employees of the Company and Company Bank regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of such employees and, in any case, any such notice or communication materials shall comply with applicable law.

(h)                                 Notwithstanding the foregoing, nothing contained in this Section 6.10 shall (h) be treated as an amendment of any particular Employee Program or any other employee benefit plan, program, policy, agreement or arrangement or (ii) give any third party, including any Continuing Employee, any former employee of the Company or Company Bank or any beneficiary representative thereof, any right to enforce the provisions of this Section 6.10. Nothing contained in this Agreement is intended to (x) confer upon any employee of the Company or Company Bank, any Continuing Employee or any other Person any right to continued employment after the Effective Time or (y) prevent Buyer or any of its Affiliates from amending, modifying or terminating any Employee Program or any other employee benefit plan, program, policy, agreement or arrangement in accordance with the terms of such Employee Program.

(i)                                     The ESOP shall be terminated, effective as of or immediately prior to the Effective Time and the outstanding ESOP obligation shall be repaid to the Company, in full from the shares in the ESOP suspense account, assuming a value equal to the Merger Consideration.

Prior to the Effective Time, the Company shall adopt an amendment to the ESOP (the “ESOP Termination Amendment”) that will terminate the ESOP effective as of the Effective Time. Prior to the Effective Time, the Company Bank, and after the Effective Time, the Buyer Bank shall cause the Committee (as defined in the ESOP) and the ESOP Trustee to take all other actions and prepare all documents necessary in furtherance of the termination and the administration of the ESOP until all assets thereunder are distributed, including, without limitation, preparing and filing all necessary documents with the IRS to request a favorable determination letter, which actions and documentation shall be subject to the reasonable review of Buyer.

6.11            Notification of Certain Matters. Each of the Company and Buyer will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has, (x) with respect to the Company, had or would reasonably be expected have a Company Material Adverse Effect and (y) with respect to Buyer or Merger LLC, had or would reasonably be expected to have a Buyer Material Adverse Effect, (ii) is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied prior to the Outside Date. No notification given by any party pursuant to this Section 6.11 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

6.12            Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 15 days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Buyer (a) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of the Company and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period (to be provided in such form that is consistent with past practice) and (c) any reports provided to the board of directors of the Company or any committee thereof relating to the financial performance and risk management of the Company and its Subsidiaries. All information furnished by the Company to Buyer pursuant to this Section 6.12 shall be held in confidence to the same extent of Buyer’s obligations under Section 6.4(b).

6.13            Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to: (a) timely file (taking into account any extensions of time within which to file) all Tax Returns required to be filed by it, and such Tax Returns shall be prepared in a manner reasonably consistent with past practice; (b) timely pay all Taxes shown as due and payable on such Tax Returns that are so filed; (c) establish an accrual in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which a Tax Return is due prior to the Effective Time; and (d) promptly notify Buyer of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including, without limitation, Tax liabilities and refund claims.

6.14            Certain Litigation. The Company shall promptly advise Buyer in writing of any Transaction Litigation and shall keep Buyer informed on a reasonably prompt basis regarding any such Transaction Litigation, and the Company shall give Buyer the opportunity to

(a) participate in the defense of any Transaction Litigation, and (b) consult with counsel to the Company regarding the defense, settlement or compromise with respect to any such Transaction Litigation. For purposes of this Section 6.14, “participate” means that Buyer will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation, and Buyer may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith; provided that the Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation without Buyer’s prior written consent (which consent shall not be unreasonably withheld or delayed).

6.15            Section 16 Votes. Prior to the Effective Time, the Company shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any disposition of equity securities of the Company (including derivative securities) resulting from the transactions contemplated by this Agreement by each officer and director of the Company who is subject to Section 16 of the Exchange Act.

6.16            Classified Loans. The Company shall promptly after the end of each quarter after the date hereof and upon Closing provide Buyer with a complete and accurate list, including the amount, of all Classified Loans.

6.17            Leases. Upon request of Buyer, the Company shall use commercially reasonable efforts to obtain an estoppel from any third-party under a lease, sublease or ground lease to which the Company or any of its Subsidiaries is a party relating to a Company Bank branch office, in the form attached to such lease, sublease or ground lease, or in a form as prepared by Buyer.

6.18            Reasonable Best Efforts. Subject to the terms and conditions of this Agreement (including, without limitation, Section 6.8), each of the parties to the Agreement agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

6.19            No Appraisal Rights. The Board of Directors of the Company shall not grant Appraisal Rights to any holder of Company Common Stock.

6.20            Company Bank Charitable Foundation. The Company agrees to recommend to the Board of Directors of the Company Bank Charitable Foundation (the “Charitable Foundation”) that the current Board of Directors of the Charitable Foundation resign as of the Closing and that the Charitable Foundation Board consist of two Representatives of the Buyer (such Representatives, the “Buyer Foundation Representatives”), such Buyer Foundation Representatives shall be the same individuals that serve on the Board of Directors of The HarborOne Foundation, William A. White and one other person designated by the Company, each of the foregoing persons to be appointed to the Board of Directors of the Charitable Foundation as of Closing. In addition, the Company shall recommend that the Charitable

Foundation shall change its name to The HarborOne Foundation Rhode Island, and shall continue its focus of charitable giving in Rhode Island.

ARTICLE VII - CONDITIONS TO CONSUMMATION OF THE MERGER

7.1                   Conditions to Each Party’s Obligations to Effect the Merger. The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following conditions:

(a)                                 Company Stockholder Vote. The Merger, this Agreement and the transactions contemplated hereby shall have been approved by the requisite affirmative vote of a majority of the outstanding shares of common stock of the Company at the Company Meeting in accordance with all applicable laws.

(b)                                 Regulatory Approvals; No Burdensome Condition. All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. None of such regulatory approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(c)                                  No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated hereby.

7.2                   Conditions to the Obligations of Buyer and Merger LLC. The obligation of Buyer and Merger LLC to consummate the Merger is also conditioned upon the satisfaction or waiver by Buyer and Merger LLC, at or prior to the Effective Time, of each of the following conditions:

(a)                                 (i) Other than the representations and warranties set forth in Section 3.2 (Organization, Standing and Authority), other than the third sentence of Section 3.2, Section 3.3 (Capitalization), Section 3.5 (Corporate Power), Section 3.12 (Absence of Certain Changes or Events), Section 3.22 (Inapplicability of Takeover Laws) and Section 3.33 (Brokers; Opinion of Financial Advisor), the representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.2 (Organization, Standing and Authority), other than the third sentence of Section 3.2, Section 3.5 (Corporate Power), Section 3.22 (Inapplicability of Takeover Laws) and Section 3.33 (Brokers; Opinion of Financial Advisor) shall be true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (iii) the representations and warranties set forth in Section 3.3 (Capitalization) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure to be so true and correct would not, individually or in the aggregate, increase the aggregate consideration payable pursuant to this Agreement by more than a de minimis amount and (iv) the representations and warranties set forth in Section 3.12 (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date;

(b)                                 the Company shall have performed or complied in all material respects with all obligations required to be performed by it under this Agreement at or prior to the Closing;

(c)                                  Buyer shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied; and

(d)                                 since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect.

7.3                   Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver by the Company, at or prior to the Effective Time, of each of the following conditions:

(a)                                 the representations and warranties of Buyer and Merger LLC set forth in Article IV of this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality” or words of similar import) would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; except that the representation and warranty set forth in Section 4.9 (Sufficient Funds) shall be true and correct in all respects (without giving effect to any materiality or Buyer Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date;

(b)                                 Buyer and Merger LLC shall each have performed or complied in all material respects with all obligations required to be performed by it under this Agreement at or prior to the Closing; and

(c)                            the Company shall have received at the Closing a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

7.4                   Frustration of Closing Conditions. Neither Buyer nor Merger LLC, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Merger if such failure (or inability to be satisfied) was caused by such party’s failure to comply with or perform its obligations under this Agreement.

ARTICLE VIII - TERMINATION

8.1                   Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned:

(a)                                 by the mutual consent of Buyer and the Company in a written instrument;

(b)                                 by Buyer or the Company, in the event that the Merger is not consummated by December 31, 2018 (the “Outside Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party (or any Affiliate of such party) whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(c)                                  by Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or the Outside Date, if earlier, and such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VII;

(d)                                 by Buyer or the Company, (i) in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall (A) impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition, or (B) have been denied by final nonappealable action of such Governmental Authority, or (ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that subject to Section 6.8, the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted or to prevent such Burdensome Condition from being imposed;

(e)                                  by Buyer or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Meeting;

(f)                                   by Buyer, upon written notice to the Company, if (i) prior to the Company Stockholder Approval the Company Board shall have effected an Adverse Recommendation Change or (ii) the Company shall have materially breached any of its obligations under Section 6.5;

(g)                                  by the Company, upon written notice to Buyer, if prior to the Company Stockholder Approval the Company Board shall have effected an Adverse Recommendation Change in respect of a Superior Proposal if the Company and the Company Board shall have complied in all material respects with the notice, negotiation and other requirements set forth in Sections 6.5 and 6.6 with respect to such Superior Proposal; provided that concurrent payment of the Termination Fee pursuant to Section 8.2 shall be a condition to the right of the Company to terminate this Agreement pursuant to this Section 8.1(g);

8.2                   Effect of Termination and Abandonment.

(a)                                 In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, Merger LLC, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.3 (Press Releases) and 9.4 (Expenses) and this Section 8.2 shall survive such termination; provided, however, that, notwithstanding anything to the contrary herein, none of Buyer, Merger LLC or the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement or any fraud; provided, further, that the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

(b)                                 In the event this Agreement is terminated by Buyer pursuant to Section 8.1(f) or by the Company pursuant to Section 8.1(g), the Company shall pay to Buyer an amount equal to $5,025,000 (the “Termination Fee”).

(c)                                  In the event that this Agreement is terminated by Buyer or the Company pursuant to Section 8.1(b) or Section 8.1(e) due to the failure to obtain the Company Stockholder Approval, and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced prior to the Company Meeting or prior to the date specified in Section 8.1(b), as applicable, and (ii) within 12 months of such termination, the Company shall have (x) consummated an Acquisition Proposal or (y) entered into a definitive agreement with respect to an Acquisition Proposal, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(c), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%.”

(d)                                 In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(c) based on a willful breach by the Company, and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced prior to any such breach by the Company of any representation, warranty, covenant or other agreement giving rise to such termination by Buyer or during the cure period therefor provided in Section 8.1(c) and (ii) within 12 months of such termination, the Company shall have (x) consummated an Acquisition

Proposal or (y) entered into a definitive agreement with respect to an Acquisition Proposal, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(d), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%.”

(e)                                  Any payment of the Termination Fee required to be made pursuant to this Section 8.2 shall be made not more than two Business Days after the date of the event giving rise to the obligation to make such payment, unless the Termination Fee is payable as a result of the termination of this Agreement by the Company pursuant to Section 8.1(g), in which case the Termination Fee shall be payable concurrently with, and as a condition of, such termination. All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Buyer. Subject to Section 8.2(a), the right to receive payment of the Termination Fee under Section 8.2(b) will constitute the sole and exclusive remedy of Buyer against the Company and its Subsidiaries and their respective officers and directors for damages or any equitable relief arising out of or in connection with this Agreement, any of the transactions or any matters forming the basis for such termination.

(f)                                   Buyer and the Company acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for the amount set forth in this Section 8.2, the Company shall pay to Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on the date such payment was required to be made.

ARTICLE IX - MISCELLANEOUS

9.1                   Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, except for those agreements and covenants that expressly apply or are to be performed in whole or in part after the Effective Time.

9.2                   Certain Definitions.

(a)                                 As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making, or amendment, of any Acquisition Proposal); provided, however, that (i) such confidentiality agreement shall contain provisions that permit the Company to comply with the provisions of Section 6.5 and (ii) such confidentially agreement shall not include an obligation of the Company to reimburse such Person’s expenses.

“Acquisition Proposal” means any bona fide written offer or proposal from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by such Third Party, directly or indirectly, of 20% or more of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of outstanding voting or equity securities of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination, acquisition, license, joint venture or other similar transaction involving the Company and/or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iv) any merger, consolidation, share exchange, business combination, acquisition, license, joint venture, recapitalization, reorganization or other similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction or (v) any combination of the foregoing.

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated to close.

“Buyer Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent Buyer or Merger LLC from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Buyer Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as Buyer and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries taken as a whole); (iii) actions and omissions of Buyer and its Subsidiaries taken with the prior written consent of the Company in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by Buyer under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) any failure by Buyer to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect); and (vi) changes in the trading price or trading volume of Buyer Common Stock.

“Buyer Company Stock” shall mean shares of Company Common Stock held by Buyer or any of its Subsidiaries, in each case other than in a fiduciary capacity (including custodial or agency).

“Charter” shall have the meaning ascribed to it in Section 1-101(f) of the MGCL.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commissioner” shall mean the Massachusetts Commissioner of Banks.

“Company Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, business prospects, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Company Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries taken with the prior written consent of Buyer in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by the Company under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement, including the impact of the transactions contemplated by this Agreement on relationships with the Company’s customers or employees; and (v) any failure by the Company to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of January 19, 2018, by and between Buyer and the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“ESOP” shall mean the Coastway Community Bank Employee Stock Ownership Plan adopted effective January 1, 2014, as amended, and its related trust created and existing under and pursuant to the ESOP.

“ESOP Trustee” shall mean Delaware Charter Guarantee & Trust Company d/b/a Principal Trust Company.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS, the FDIC or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Knowledge” shall mean, with respect to any fact, event or occurrence, (i) in the case of the Company, the actual knowledge of one or more of those certain executive officers of the Company listed on Company Disclosure Schedule 9.2(a)(i), or (ii) in the case of Buyer, the actual knowledge of one or more of those certain executive officers of the Buyer listed on Buyer Disclosure Schedule 9.2(a)(ii).

“Nasdaq” means The Nasdaq Stock Market, LLC.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint stock company, business trust or unincorporated organization.

“Regulatory Approvals” shall mean any approval or non-objection from any Governmental Authority necessary to consummate the Merger, the Bank Merger and the other transactions contemplated by this Agreement, including, without limitation, (a) the waiver or approval of the FRB, (b) the approval of the Commissioner, (c) the approval of the FDIC, and (d) the approval of the RIDBR.

“Representatives” shall mean the officers, employees, counsel, accountants, advisors and other authorized representatives of Buyer or Company, as the case may be.

“Subsidiary” shall mean, when used with reference to a party, any corporation or organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50%) received after the date hereof that was not solicited or negotiated in breach of Section 6.5, that the board of directors of Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel such proposal (in each case taking into account any changes to this Agreement proposed by Buyer in response to such proposal as contemplated by Section 6.5) (A) is reasonably capable of being completed in accordance with its terms, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such proposal, and (B) is more favorable to the stockholders of Company from a financial point of view than the transactions contemplated by this Agreement.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, escheat, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than the Company, Buyer or any of their respective Affiliates or Representatives.

“Transaction Litigation” means any claim or proceeding (including any class action or derivative litigation and any derivative demand made pursuant to the MGCL) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Merger or any related transaction (including any such claim or proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries).

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

(b)                           The following terms are defined elsewhere in this Agreement, as indicated below:

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.6(a).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Bank Merger” shall have the meaning set forth in Section 1.9.

“BHCA” shall have the meaning set forth in Section 3.2.

“BOLI” shall have the meaning set forth in Section 3.16.

“Burdensome Conditions” shall have the meaning set forth in Section 6.8.

“Business” shall have the meaning set forth in Section 3.18(g).

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Bank” shall have the meaning set forth in Section 1.9.

“Buyer Common Stock” shall have the meaning set forth in Section 2.1(a).

“Buyer Disclosure Schedule” shall have the meaning set forth in Section 4.1(b).

“Buyer Foundation Representatives” shall have the meaning set forth in Section 6.20.

“CERCLA” shall have the meaning set forth in Section 3.17(e).

“Certificate” shall have the meaning set forth in Section 2.2.

“Charitable Foundation” shall have the meaning set forth in Section 6.20.

“Classified Loans” shall have the meaning set forth in Section 3.24(h).

“Closing” shall have the meaning set forth in Section 1.5.

“Closing Date” shall have the meaning set forth in Section 1.5.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Balance Sheet” shall have the meaning set forth in Section 3.11(a).

“Company Bank” shall have the meaning set forth in Section 1.9.

“Company Board” shall have the meaning set forth in Section 2.4(c).

“Company Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Company Disclosure Schedule” shall have the meaning set forth in Section 3.1(b).

“Company Equity Plan” shall have the meaning set forth in Section 2.4(a).

“Company Employee Programs” shall have the meaning set forth in Section 3.14(a).

“Company Financial Statements” shall have the meaning set forth in Section 3.11(a).

“Company Intellectual Property Assets” shall have the meaning set forth in Section 3.18(g).

“Company Loan Property” shall have the meaning set forth in Section 3.17(g).

“Company Material Contract” shall have the meaning set forth in Section 3.20(a).

“Company Meeting” shall have the meaning set forth in Section 6.1.

“Company Participation Facility” shall have the meaning set forth in Section 3.17(g).

“Company Property” shall have the meaning set forth in Section 3.17(a).

“Company Recommendation” shall have the meaning set forth in Section 3.6(a).

“Company Stock Options” shall have the meaning set forth in Section 2.4(a).

“Company Stockholder Approval” shall have the meaning set forth in Section 2.5.

“Continuing Employees” shall have the meaning set forth in Section 6.10(a).

“CRA” shall have the meaning set forth in Section 3.31.

“Derivative Transactions” shall have the meaning set forth in Section 3.28.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Employee Program” shall have the meaning set forth in Section 3.14(l)(i).

“Environment” shall have the meaning set forth in Section 3.17(h).

“Environmental Laws” shall have the meaning set forth in Section 3.17(h).

“ERISA” shall have the meaning set forth in Section 3.14(l)(ii).

“ERISA Affiliate” shall have the meaning set forth in Section 3.14(l)(iv).

“ESOP Termination Amendment” shall have the meaning set forth in Section 6.21.

“Exchange Agent” shall have the meaning set forth in Section 2.3(a).

“Exchange Fund” shall have the meaning set forth in Section 2.3(a).

“FDIA” shall have the meaning set forth in Section 3.30.

“FDIC” shall have the meaning set forth in Section 3.10(b).

“Finance Laws” shall have the meaning set forth in Section 3.9(a).

“Financial Advisor” shall have the meaning set forth in Section 3.33.

“FRB” shall have the meaning set forth in Section 3.2.

“Hazardous Material” shall have the meaning set forth in Section 3.17(h).

“Indemnified Parties” shall have the meaning set forth in Section 6.9(a).

“Initial Articles of Merger” shall have the meaning set forth in Section 1.2.

“Information Security Requirements” shall have the meaning set forth in Section 3.19.

“Intellectual Property Assets” shall have the meaning set forth in Section 3.18(g).

“IRS” shall have the meaning set forth in Section 3.13(d).

“IT Systems” shall have the meaning set forth in Section 3.18(h).

“Interim Surviving Corporation” shall have the meaning set forth in Section 1.1

“Liens” shall have the meaning set forth in Section 3.4(a).

“Loans” shall have the meaning set forth in Section 3.24(a).

“maintains” shall have the meaning set forth in Section 3.14(l)(iii).

“Marks” shall have the meaning set forth in Section 3.18(g).

“Maryland Courts” shall have the meaning set forth in Section 9.10.

“MBCA” shall have the meaning set forth in Section 1.4.

“MGCL” shall have the meaning set forth in the recitals to this Agreement.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“Merger LLC” shall have the meaning set forth in the Preamble to this Agreement.

“MLLCA” shall have the meaning set forth in the recitals to this Agreement.

“Money Laundering Laws” shall have the meaning set forth in Section 3.31(a).

“Multiemployer Plan” shall have the meaning set forth in Section 3.14(l)(v).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.6(b)(ii)(A).

“OFAC” shall have the meaning set forth in Section 3.31(b).

“Oil” shall have the meaning set forth in Section 3.17(h).

“Outside Date” shall have the meaning set forth in Section 8.1(b).

“Patents” shall have the meaning set forth in Section 3.18(g).

“Personal Data” shall have the meaning set forth in Section 3.19.

“Premium Limit” shall have the meaning set forth in Section 6.9(b).

“Privacy Requirements” shall have the meaning set forth in Section 3.19.

“Products” shall have the meaning set forth in Section 3.18(g).

“Proxy Statement” shall have the meaning set forth in Section 6.2.

“RIDBR” shall have the meaning set forth in Section 3.10(b).

“SEC” shall have the meaning set forth in Section 3.7(a).

“Surviving Corporation” shall have the meaning set forth in Section 1.4.

“Takeover Laws” shall have the meaning set forth in Section 3.22.

“Termination Fee” shall have the meaning set forth in Section 8.2(b).

“Third Party Rights” shall have the meaning set forth in Section 3.18(c).

“Trade Secrets” shall have the meaning set forth in Section 3.18(g).

“Upstream Merger” shall have the meaning set forth in the recitals to this Agreement.

“USA PATRIOT Act” shall have the meaning set forth in Section 3.31(a).

“Voting Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Voting Agreement Stockholders” shall have the meaning set forth in the recitals to this Agreement.

9.3                   Waiver; Amendment. Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, no amendment of this Agreement shall be made which by law requires further approval of the stockholders of the Company without obtaining such approval.

9.4                   Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.5                   Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, delivered by facsimile (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Buyer and Merger LLC:

HarborOne Bancorp, Inc.

Massachusetts Acquisitions, LLC

770 Oak Street

Brockton, MA 02301

Attention:                                         Chief Executive Officer

Facsimile:                                         (508) 895-1670

With a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:                                         Samantha M. Kirby, Esq.

Joseph L. Johnson III, Esq.

Blake Liggio, Esq.

Facsimile:                                         (617) 523-1231

If to the Company, to:

Coastway Bancorp, Inc.

One Coastway Boulevard

Warwick, RI 02886

Attention:                                         Chief Executive Officer

Facsimile:                                         (401) 330-1619

With a copy to (which shall not constitute notice):

Luse Gorman, PC

5335 Wisconsin Avenue, NW

Suite 780

Washington, DC 20015

Attention:                                         Lawrence M.F. Spaccasi, Esq.

Benjamin M. Azoff, Esq.

Facsimile:                                         (202) 362-2902

9.6                   Understanding; No Third Party Beneficiaries. Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.9 (Indemnification; Directors’ and Officers’ Insurance) and the right of Company stockholders to receive the Merger Consideration as set forth in Article II, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.7                   Assignability; Binding Effect. Prior to the Closing, this Agreement may not be assigned by Buyer or Merger LLC without the written consent of the Company and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer’s rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder.

9.8                   Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

9.9                   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

9.10            Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to the conflict of law principles thereof. Each of the parties hereto (a) hereby irrevocably and unconditionally consents to and submit itself to the personal jurisdiction of the state or federal courts located in the State of Maryland (“Maryland Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such Maryland Courts, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Maryland Courts. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought in any such Maryland Courts and waives any bond, surety or other security that might be required of any other party in any such Maryland Courts with respect thereto. To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.5. Nothing in this Section 9.10, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH

OF BUYER, MERGER LLC AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.11            Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction, without the posting of any bond, restraining such breach or threatened breach.

9.12            Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Confidentiality Agreement, the Voting Agreements and any documents delivered by the parties in connection herewith constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

9.13            Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal, and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

HARBORONE BANCORP, INC.

By:	/s/ James W. Blake
	Name:	James W. Blake
	Title:	President and Chief Executive Officer

MASSACHUSETTS ACQUISITIONS, LLC

By:	/s/ James W. Blake
	Name:	James W. Blake
	Title:	President

COASTWAY BANCORP, INC.

By:	/s/ William A. White
	Name:	William A. White
	Title:	President and Chief Executive Officer